Exhibit 4.3

                                   Stock Option Agreement Between
                                   the Registrant and John Steiner




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                  STOCK OPTION AGREEMENT (this "Agreement") dated as of
September 16, 1994, between SFMT, INC., a Delaware corporation (the "Company"), and John Steiner ("Steiner").

                   WHEREAS, San Francisco/Moscow Teleport, Inc., a California corporation and a predecessor corporation of the Company, granted certain stock options to Steiner;

                  WHEREAS, SFMT has not previously entered into a stock option agreement with Steiner to document the grant of such options;

                  WHEREAS, such options are in consideration of Steiner's arranging for the obtaining of capital financing for the Company in 1988; and

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and Steiner hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" means common stock, par value $.0001 per share, of the Company.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Legended Certificate" means a certificate evidencing a number of shares of Common Stock issued upon the exercise of any Options and imprinted with a legend to indicate that if the offer and sale of such shares have not been registered under the Securities Act, such shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from registration under the Securities Act that the Company has determined is available for such sale.




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                  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.


                                   ARTICLE II

                                     OPTIONS

                  SECTION 2.01. Grant of Options. Subject to the terms and conditions contained herein, the Company confirms the grant in 1998 to Steiner, effective as of the date hereof, Options to purchase 12,500 shares of Common Stock. Each Option shall be exercisable at an exercise price of $.80 per share (the "Option Price"). Shares issuable upon the exercise of any Options are hereinafter referred to as "Option Shares". The Options shall be exercisable as hereinafter provided.

                  SECTION 2.02. Terms and Conditions of Options. The Options evidenced hereby are subject to the following terms and conditions:

                  (a) Restrictions on Transfer. The Options shall not be transferable other than by will or the laws of descent and distribution, and the Options may not be exercised by anyone other than Steiner during Steiner's lifetime. Each transferee shall, as a condition to the transfer of any Options, execute an agreement pursuant to which it shall become a party to this Agreement.

                  (b) Expiration. Each unexercised Option shall terminate on December 31, 2003.

                  SECTION 2.03. Exercise of Options; Restrictions on Option Shares. (a) Notice. Subject to the conditions set forth in Sections 2.03(b) and 2.03(c), Steiner may exercise all or any portion of his Options by giving written notice thereof to the Company. The date of exercise of the Options with respect to the number of shares of Common Stock specified in the notice shall be the later of (i) the date on which the Company receives such written notice or
(ii) the date on which the conditions provided in Sections 2.03(b), 2.03(c) and 2.03(d) are satisfied.

                  (b) Payment. Prior to the delivery to Steiner of a Legended Certificate evidencing shares of Common Stock in respect of which all or a portion of his Options shall have been exercised. Steiner shall have paid to the Company the Option Price of all shares of Common Stock purchased pursuant to such exercise of such Options in cash.


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                  (c) Limitation of Exercise. Options shall not be exercisable unless the offer and sale of the Common Stock subject to the Options has been registered under the Securities Act, or the Company has determined that an exemption from registration under the Securities Act is available.

                  (d) Stockholder Rights. Steiner shall not have any rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such Option Shares shall have been issued to Steiner and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which Steiner shall become the holder of record thereof. Steiner, with respect to the Option Shares so issued to him, shall have all rights of a holder of Common Stock as to such Option Shares, subject to the restrictions set forth in this Section 2.03.

                  (e) Dividends and Distributions. Any shares of Common Stock, received by Steiner as a result of a stock dividend on any Option Shares or a stock distribution to him as the holder of Option Shares shall be subject to the same restrictions as the Option Shares and all references to Option Shares hereunder shall be deemed to include such shares of Common Stock.

                  (f) Certificate. Upon receipt of payment and satisfaction of the obligations imposed by Sections 2.03(c) and 2.03(d), the Company shall deliver to Steiner a Legended Certificate in Steiner's name evidencing the appropriate number of shares of Common Stock issued upon exercise of any Options so exercised.

                  SECTION 2.04. Effect of Certain Corporate Changes. (a) Subject to the other terms of Article II, in the event that (i) the Company is merged or consolidated with another corporation, (ii) all or substantially all the assets of the Company are acquired by another corporation, person or entity, (iii) the Company is reorganized, dissolved or liquidated (each such event in (i), (ii) or (iii) being hereinafter referred to as a "Reorganization Event") or (iv) the Board of Directors of the Company shall propose that the Company enter into a Reorganization Event, then the terms of the Options shall be adjusted so that, upon the exercise thereof, Steiner shall be entitled to receive the amount and type of consideration that he would have been entitled to receive with respect to his Option Shares if Steiner had exercised immediately prior to such Reorganization Event all previously unexercised Options granted hereunder.

                  (b) Other Adjustments. In the event of a stock dividend, reverse stock split, stock split or other similar transaction, the Company shall adjust the number of shares of Common Stock subject to each Option accordingly. Such adjustment shall be conclusive and binding for all purposes.



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                                   ARTICLE III

                                  MISCELLANEOUS

                  SECTION 3.01. No Restrictions on Right of Company to Effect Corporate Changes. This Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure, or its business, or any merger or consolidation of the Company, or any issue of stock or options, warrants or rights to purchase stock or of bonds, debentures or preferred or prior preference stock whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  SECTION 3.02. Exchange Act. Notwithstanding anything contained herein to the contrary, if the Company determines that the consummation of any transaction under this Agreement would result in the possible imposition of liability on Steiner pursuant to Section 16(b) of the Exchange Act, the Company shall defer such transaction to the extent necessary to avoid such liability, but in no event in excess of 180 days.

                  SECTION 3.03. Binding Obligations; Survival; Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. All agreements and covenants made herein shall survive the issuance of the Options and the Option Shares to Steiner and, notwithstanding any investigation heretofore or hereafter made by Steiner or the Company or on Steiner's or the Company's behalf, shall continue in full force and effect. Steiner may not assign any of his rights hereunder except by will or the laws of descent and distribution.

                  SECTION 3.04. Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail (return receipt requested), telegram, telecopy, courier service or personal delivery, if to Steiner, addressed in care of John Steiner, John Steiner-King Partners, 1000 Jasmine Circle, Boulder, Colorado 80304, telecopy number (303) 786-9626, or such other address as Steiner may designate in writing; and, if to the Company, addressed in care of SFMT, Inc., 477 Madison Avenue, New York, New York 10022, Attention: N.S. Molberger, or to such other address as the Company may designate in writing.

                  SECTION 3.05. Miscellaneous. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and, taken together, shall constitute one and the same instrument. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or

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unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. Except as otherwise provided in this Agreement, no amendment, modification, supplement or waiver of or to any provision of this Agreement shall be effective unless in writing and signed by Steiner and the Company. This Agreement, together with the other writings referred to herein or delivered pursuant hereto, together contain the entire understanding of the parties with respect to the subject matter contained herein and supersede all prior arrangements or understandings with respect thereto. This Agreement shall be governed by, and construed in accordance with, laws of the State of New York applicable to contracts wholly performed in the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                SFMT, INC.



                                /s/ SFMT, Inc.
                                -------------------------------

                                John Steiner


                                /s/ John Steiner
                                -------------------------------

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